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                                                                   EXHIBIT 10.29


                                 August 4, 2000



Brown  & Root Energy Services,
  a division of Kellogg Brown & Root, Inc. (BRES)
10200 Bellaire Blvd.
Houston, Texas  77072

Attention: Ivor Smith

Gentlemen:

          Energy Partners, Ltd. ("EPL") is pleased to reiterate its intent to award Brown & Root Energy Services, a division of Kellogg Brown & Root, Inc. ("BRES") the operation and maintenance support of the East Bay onshore and offshore facilities subject to the negotiation and finalization of a mutually agreed upon contract. A mutually agreed upon contract will include the following principal issues:

          1. An agreed compensation package based on the Scope of Work as shown on EXHIBIT "A" attached to this letter agreement.

          2. An agreed schedule based on the Scope of Work.

          Until the execution of such contract, all work performed by BRES for EPL shall be governed by this letter agreement. BRES shall be compensated on a reimbursable basis in accordance with the man-hours expended during this letter agreement. Payments shall be made within thirty (30) days of invoice. This letter agreement is cancelable by EPL upon ten (10) days' notice. Should a mutually agreed upon contract not be executed, and this letter agreement be cancelled, EPL agrees to compensate BRES for all approved expenses incurred up to the date of such cancellation, but in no event shall such expenses exceed a value greater than One Million Dollars ($1,000,000.00). Equipment, materials and supplies shall not be procured or committed to under this letter agreement without prior approval of EPL. In the event of such cancellation of this letter agreement, BRES shall provide all documents prepared for this project and shall transfer any commitments for materials and/or supplies to EPL.

          Landmark Graphics will provide EPL with their Aries software and 20 licenses at a cost of $176,400.00 which they will bill to BRES. EPL will reimburse BRES for such license.


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Brown & Root Energy Services
a division of Kellogg Brown & Root, Inc. RES
August 4, 2000
Page 2 of 3


INDEMNITY

a. BRES assumes full responsibility and liability for all loss or damage to materials, machinery, equipment or other property of BRES. BRES specifically releases EPL from liability for loss or damage to any such property. BRES shall also be responsible and liable for any and all damage or loss to real and/or personal property of EPL in any way related to the performance or failure to perform the work or the provisions of this letter agreement. Upon demand by EPL, BRES shall, at EPL's sole option, promptly pay for any such loss or damages, or shall repair or replace such property. For purposes of this paragraph (a) only, references to BRES and EPL shall include their respective employees, agents, representatives, invitees, licensees, contractors, and subcontractors, and in the case of EPL only, shall also include EPL's directors and officers, its joint interest owners, joint venturers, land owners or lessors, and the surface fee owner(s) of the real property on which the work is being performed or to which BRES may have access hereunder. Notwithstanding the foregoing, BRES' obligation to indemnify EPL for physical loss of or physical damage to EPL's property shall be limited to $10,000,000 per occurrence even if the liability asserted is based on negligence (whether active or passive) or other fault or strict liability and regardless of whether the action or claim is based in contractor's warranty, statute or otherwise.

b. Each of the parties shall protect, defend, indemnify and hold the other, and its affiliates harmless from and against any and all suits, actions, legal or administrative proceedings, claims, causes of action, demands, damages of every kind and type whatsoever, liabilities, fines, penalties, losses, costs and expenses (including without limitation, costs of defense and attorneys' fees) or every kind and character (collectively, "Claims") for bodily injury or death of any employee of the indemnifying party or its affiliates even if caused by the sole or concurrent negligence or other fault or strict liability of the party to be indemnified.

c. BRES shall assume all responsibility for, including control and removal of, and protect, defend and save harmless EPL from and against all Claims caused by BRES or BRES' employees, agents, representatives, invitees or subcontractors, arising from pollution or contamination, which may be imposed upon or incurred by or asserted by or asserted against EPL by any other party or parties (including governmental entities), in connection with any environmental conditions (including, subject to subsection (b) hereof, any alleged exposure of any third party to environmental conditions) or the remediation of any environmental conditions (whether now known or hereafter discovered) or any environmental noncompliance arising out of, resulting from or attributable to the performance of or failure to perform the work or the provisions of this letter agreement. For purposes of this paragraph (c), "Claims" shall include, without limitation, claims for personal injury, other than personal injury of those persons described in (a), or damages to or with respect to property claims for the recovery of response costs, or actions required or orders issued under environmental laws, claims for restitution, contribution or equitable indemnity from third parties or any governmental entity; claims for injunction relief, and other orders or notices of violation from federal, state or local agencies or costs.


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Brown & Root Energy Services
a division of Kellogg Brown & Root, Inc. RES
August 4, 2000
Page 3 of 3


          Notwithstanding anything to the contrary in (b), BRES's obligation to indemnify EPL for pollution or contamination in connection with the work shall be limited to $10,000,000 per occurrence even if the liability asserted is based on negligence (whether active or passive) or other fault or strict liability, and regardless of whether the action or claim is based in contract, tort warranty, statute or otherwise.

          Should BRES be in agreement with the terms of this letter agreement, please execute in the space provided and return one signed original to the undersigned.

                                              Very truly yours,

                                              ENERGY PARTNERS, LTD.

                                              /s/ WAYNE A. GREENWALT


                                              Wayne A. Greenwalt
                                              Vice President

WAG/cpl


AGREED AND ACCEPTED THIS

7TH DAY OF AUGUST, 2000

BROWN & ROOT ENERGY SERVICES


BY: /s/ IVOR SMITH
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